Exhibit 99.1

CapSource Financial, Inc.
Taking Advantage of NAFTA

News Release

For Immediate Release - October 24, 2006

Company Web Site: www.capsource-financial.com

CapSource Announces $3.6 million (U.S.) Floor Plan Credit Agreement with Financieros Navistar, S.A. de C.V.

BOULDER, CO – (MARKET WIRE) – CapSource Financial, Inc. (OTC BB: CPSO.OB - News) announced today that it and its Mexican operating subsidiary RESALTA entered into a $3.6 million (U.S.) floor plan credit line agreement with Financieros Navistar, S.A. de C.V. of Mexico City. Under the agreement RESALTA may utilize the full amount for new trailers or up to $1 million (U.S.) to finance the purchase and sale of used dry van trailers and refrigerated trailers (and the balance for new trailers). The agreement may be cancelled by either party upon thirty days written notice. The interest rate under the agreement is LIBOR plus 4.17% (currently 9.5%). In addition to other restrictive covenants, the agreement requires RESALTA to provide Navistar with the original title of ownership for each financed trailer until that trailer is sold and Navistar has been paid.

Steven Kutcher, Chief Financial Officer of CapSource said, “Our line of credit with Navistar in Mexico is significant in that, for the first time, it will allow RESALTA to buy and sell used trailers in quantity, as well as expand our inventory of new equipment, both of which will enhance our ability to service our customers.”

CapSource also has a floor plan credit agreement with Navistar Financial Corporation to support its new and used trailer sales operations in the U.S.

About CapSource Financial, Inc.

CapSource Financial, Inc. was incorporated in 1996 to take advantage of the North American Free Trade Agreement (NAFTA) and the increased economic activity that NAFTA triggered when the world’s largest free trade area was created by linking 406 million people in Mexico, the U.S. and Canada producing more than $11 trillion worth of goods and services. Mexico is now the United States’ second largest trading partner with an average of $650 million in goods crossing the border each day. U.S. trade with Mexico has increased nearly 500 percent – from $48 billion to $239 billion since the passage of NAFTA. The vast majority of this trade moves by truck.

CapSource owns and manages a lease/rental fleet of over-the-road truck trailers and related equipment through its REMEX subsidiary and sells trailers, parts and service through it RESALTA subsidiary, both based in Mexico City. CapSource, through its subsidiary Capsource Equipment Company, Inc., also owns and operates Prime Time Trailers of Fontana, California, the authorized Hyundai Translead trailer dealer for California. CapSource’s common stock trades on the electronic bulletin board under the symbol CPSO.

Certain matters discussed within this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although CapSource Financial, Inc. believes the expectation reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from our expectations include financial performance, changes in national economic conditions, economic conditions in Mexico, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.

For Additional Information Contact:   CapSource: Fred Boethling at (888) 574-6744

Visit the company’s website: www.capsource-financial.com